Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of CorMedix Inc. on Form S-8 (File Nos. 333-170498, 333-192840, 333-212430, 333-235556, and 333-268019) and on S-3 (File Nos. 333-211695, 333-223562, 333-227846, 333-249901, and 333-258756) of our report dated March X, 2024 with respect to our audits of the consolidated financial statements of CorMedix Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of CorMedix Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

Marlton, New Jersey

March 12, 2024